Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

All of the Company’s subsidiaries listed below are wholly owned.

Name	Jurisdiction of Incorporation or Organization
Proto Labs, Ltd.	United Kingdom
Proto Labs, G.K.	Japan
Protomold GmbH	Germany